EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Registration Statement on Form S-8 with respect to the oil and gas reserves of Petrohawk Energy Corporation, years ended December 31, 2008, 2009, and 2010, which information has been included or incorporated by reference in this Registration Statement on Form S-8 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Registration Statement on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

June 10, 2011

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